Exhibit 3.229

STRATEGIC INVESTMENT ALTERNATIVES LLC

LIMITED LIABILITY COMPANY AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT of Strategic Investment Alternatives LLC (the “Company”) dated as of June 6, 2002 by Concord EFS, Inc. (the “Member”).

ARTICLE ONE
Organization; Management

1.1 Formation. The Member does hereby form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act and this Agreement. The Member also does hereby ratify, confirm and approve the execution, delivery and filing with the Secretary of State of the State of Delaware of the Certificate of Formation of the Company, in the form attached hereto as Exhibit A. The Member shall cause the execution, delivery and filing of any amendments or restatements thereto, and any other certificates, notices, statements or other instruments (and any amendments or restatements thereof) necessary or advisable for the formation of the Company or the operation of the Company in all jurisdictions where the Company may elect to do business.

1.2 Purposes. The purposes for which the Company is formed are (a) to engage in any lawful act or activities for which limited liability companies may be formed under the Act; and (b) to do all things necessary, convenient or incidental to the achievement of the foregoing.

1.3 Management. The business, operations and affairs of the Company shall be managed by the Member. Except as limited by this Agreement or otherwise provided in the Act or under any other applicable laws, the Member shall have the exclusive right and power to manage the business of the Company and is authorized to do, on behalf of the Company, all things which are necessary or appropriate to carry out the Company’s purposes. In carrying out this Section 1.3, the Member shall have the power and authority to delegate authority to qualified Persons. Any such delegation may be rescinded at any time by the Member.

1.4 Conducting Business With the Company. The Member may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume specific obligations of, provide collateral for or transact such other business with the Company as the Member, in its sole discretion, determines.

1.5 Other Business. The Member need devote only such time to the Company’s business as it deems reasonably necessary, and shall be entitled to engage in and/or possess any interest in other businesses and investment ventures or transactions of any nature or description, independently or with others, whether existing as of the date hereof or hereafter coming into existence, and whether or not directly or indirectly competitive with the business of the Company.

ARTICLE TWO
Capital; Allocations; Distributions

2.1 Capital Contributions. The Member shall make a contribution to the Company as it deems appropriate, and shall own one hundred percent (100%) of the interests in the Company. The Member may, but is not required to, make additional capital contributions in its sole discretion. The Member shall not be paid interest on any Capital Contribution to the Company.

2.2 Capital Accounts; Allocations. A capital account shall be established and maintained for the Member. The income, gains and losses of the Company shall be allocated 100% to the Member. Capital accounts and the calculation of income, gains and losses shall be computed in the same manner as for federal income tax purposes, unless the Member determines otherwise.

2.3 Distributions. The amount and timing of any distributions of Company funds shall be determined by the Member in its sole discretion.

ARTICLE THREE
Transfers of Membership Interests

3.1 Transfer of Membership Interests. The Member may transfer the whole or any part of its Membership Interest in its sole discretion.

3.2 Other Members.

(a)           In the event of a transfer, any transferee of the Member’s interest in the Company, or any part thereof, shall become a member (“Other Member”).

(b)           As a condition to the admission of a transferee as an Other Member, such transferee shall execute and deliver such instruments in form and substance satisfactory to the Member as the Member may deem necessary or desirable, to effect such admission and to confirm the agreement of the transferee to be bound by all of the terms and provisions of this Agreement.

(c)           In the event of a transfer, the Other Member shall receive such percentage of the total interests in the Company as may be designated by the Member, which shall be set forth on a schedule hereto.

ARTICLE FOUR
Term; Dissolution and Liquidation; Termination

4.1 Term. The Company shall have a perpetual term unless terminated by the vote or written consent of the Member, or by any other event requiring dissolution of a limited liability company under the Act.

4.2 Dissolution. The Company shall dissolve, without further action of the Member, upon, but not before, the first to occur of the following:

(a)             The disposition of all or substantially all of the assets of the Company;

(b)             Upon the consent of the Member;

(c)             The bankruptcy, death, resignation or incompetence of the Member; or

(d)             Any other occurrence requiring dissolution under the Act.

Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall proceed with reasonable promptness to liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member shall continue.

4.3 Liquidation. The Company shall terminate after its affairs have been wound up and its assets have been fully distributed in liquidation as follows:

(a)           First, to the payment of the debts and liabilities of the Company (including repayment of loans from the Member, and interest thereon) and the expenses of liquidation;

(b)           Next, to the setting up of any reserves which the Member may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(c)           Thereafter, to the Member.

4.4 Termination. The Company shall terminate when (i) the Certificate of Formation has been cancelled and (ii) all property owned by the Company has been disposed of and the assets, after payment of or provision for all liabilities to the Company’s creditors, have been distributed to the Member as provided in Section 4.3.

ARTICLE FIVE
Company Property

The Company’s property shall consist of all its assets and funds. Title to the Company’s property may be taken and held only in the name of the Company or in such other name or names as shall be determined by the Member; provided, however, that if title is held other than in the name of the Company, the person or persons who hold title shall certify by instrument duly executed and acknowledged, in form for recording or filing, that title is held as nominee and/or trustee for the benefit of the Company pursuant to the terms of this Agreement. All property now or hereafter owned by the Company shall be deemed owned by the Company as an entity and the Member shall not have any ownership of such property.

ARTICLE SIX
Records and Accounting; Fiscal Affairs

6.1 Fiscal Year. The Company’s fiscal year shall be the calendar year.

6.2 Books and Records.  The Member shall, at the Company’s cost and expense, maintain full and accurate books and records, in accordance with the Company’s accounting policies consistently applied, at the principal place of business of the Company or such other place as the Member so determines.

6.3            Tax Matters.

(a)             For federal, state and local income tax purposes, all items of income, deduction and loss shall be allocated to the Member on the same basis as profits are allocated and losses are charged as provided in Section 2, and all items of credit shall be allocated to the Member in the manner provided for in the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations. Notwithstanding the foregoing, partner nonrecourse deductions (if applicable) shall be allocated in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv).

(b)             The Member shall treat all Company items on his federal, state or local income tax returns in a manner consistent with the treatment of the Company item on the Company’s federal, state or local income tax return.

(c)             Upon a transfer of all or any portion of its interest in the Company or upon a distribution of Company assets, the Member, in its sole discretion, may file an election pursuant to Code section 754, to adjust the basis of Company property.

ARTICLE SEVEN
Limitation of Liability

7.1 No Personal Liability.  Except as expressly provided under the Act, the Member shall have no personal liability for the losses, debts, claims, expenses or encumbrances of or against the Company or its property.

7.2 Liability for Company Debt.  The Member shall not be personally liable for any debts, obligations or losses of the Company beyond its capital contributions to the Company and the undistributed profits.

ARTICLE EIGHT
Miscellaneous

8.1 Notice.   All notices, requests, demands and other communications hereunder shall be made in writing and shall be deemed to have been given (a) upon delivery, if delivered by hand, (b) upon receipt, if delivered by facsimile transmission to the fax number of the receiving party listed below, if receipt is confirmed electronically or by the addressee by return fax, (c) 3 days after being mailed first class, certified mail, return receipt requested, postage and registry fees prepaid, to the address set forth below, or (d) one business day after being delivered to a reputable overnight courier service, prepaid, marked for next day delivery, to the address set forth below. The address for notices, if to the Company, is do Concord EFS, Inc., 2525 Horizon Lake Drive, Suite 120, Memphis, Tennessee 38133, fax: (901)                                                                      and, if to the Member, the address and fax number shown on the Company’s books.

8.2 Severabilit(y). The invalidity or unenforceability of any provision in this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

8.3 Interpretation. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware. The captions of sections of this Agreement have been inserted as a matter of convenience only and shall not control or affect the meaning or construction of any of the terms or provisions hereof. All pronouns and any variations thereof as used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require.

8.4  Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Member and her respective successors and permitted assigns.

8.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their legal representatives, successor sand permitted assigns.

8.6 No Reliance b(y) Third Parties, The provisions of this Agreement are not for the benefit of any creditor or other Person other than the Member to whom any losses, debts, claims, expenses or encumbrances are owed by, or who otherwise has any claim against, the Company or the Member.

IN WITNESS WHEREOF, the party hereto has duly executed this Agreement.

CONCORD EFS, INC.

By:	/s/ Dan M. Palmer
Name:
Title: Chairman and CEO

/s/ Edward A. Labry
Edward A. Labry

CERTIFICATE OF FORMATION

OF

STRATEGIC INVESTMENT ALTERNATIVES LLC

Pursuant to Chapter 18, Section 18-201 of the Delaware Limited Liability Company Act, the undersigned, being authorized to execute and file this Certificate of Formation, hereby testifies as follows:

FIRST: The name of the limited liability company is Strategic Investment Alternatives LLC (the “Company”).

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

FOURTH: The Company may establish from time to time any number of series of members, managers or limited liability company interests having separate rights, powers or duties with respect to specified property or obligations of the Company or profits and losses associated with specified property or obligations, and such series may have a separate business purpose and investment objective. The debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned shall have caused this Certificate of Formation to be executed this 6th day of June 2002.

/s/ Veronica Stork
By: Veronica Stork
Authorized Person